     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1999

                         REGISTRATION NO. 333-
                                               -------

                      SECURITIES AND EXCHANGE COMMISSION



                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           ------------------------

                              ORGANOGENESIS INC.
            (Exact name of registrant as specified in its charter)

           DELAWARE                                  04-2871690
(State or other jurisdiction of                  (I.R.S. Employer
incorporation or organization)                   Identification No.)


                   HERBERT M. STEIN, CHIEF EXECUTIVE OFFICER
                              ORGANOGENESIS INC.
                                 150 DAN ROAD
                          CANTON, MASSACHUSETTS 02021
                                (781) 575-0775
     (Address, including zip code, and telephone, including area code, of registrant's principal executive offices)

                                   COPY TO:

                           NEIL H. ARONSON, ESQUIRE
              MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
                             ONE FINANCIAL CENTER
                         BOSTON, MASSACHUSETTS  02111
                                (617) 542-6000
                           ------------------------

Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                  __________

                        Calculation of Registration Fee

                                     Proposed      Proposed
                                     maximum       maximum
Title of each                        offering      aggregate     Amount of
class of securities    Amount to be  price per     offering      registration
to be registered       registered    share         price         fee
--------------------------------------------------------------------------------
Common Stock, $.01 par  2,096,333 (1) $  11.375(2)   $23,845,788(2)  $6,629.13(2)
value per share
Warrants                  400,000(1)
--------------------------------------------------------------------------------
Total Registration Fee                                               $6,629.13(2)
--------------------------------------------------------------------------------

(1) Includes (1) 1,646,333 shares of common stock which may become issuable by reason of the conversion of five year convertible notes or the payment of interest on the convertible notes in common stock in lieu of cash,
     (2) 400,000 shares which may become issuable upon the exercise of warrants to purchase common stock and (3) 50,000 shares issued in connection with an asset purchase transaction. Pursuant to Rule 416, there also are being registered an indeterminate number of additional shares of common stock that may become issuable according to the terms of the convertible notes and warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions. We are also registering the 400,000 common stock purchase warrants pursuant to which the common stock described in clause (2) above would be offered.

(2) Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(c) of the Securities Act, the proposed maximum offering price has been calculated based upon the average of the high and low sale prices of our common stock as reported by the American Stock Exchange on May 11, 1999. Pursuant to Rule 457(g) of the Securities Act of 1933, no separate registration fee is required for the registration of the warrants where the warrants are to be registered for distribution in the same registration statement as the common stock to be offered pursuant to the exercise of the warrants.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), shall determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+  THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE   +
+ MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH + + THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT + + AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY +
+  THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                  PROSPECTUS

                    Subject to Completion, dated __________

                              ORGANOGENESIS INC.


             2,096,333 SHARES OF COMMON STOCK AND 400,000 WARRANTS

 .   We are registering a total of 2,096,333 shares
    of our common stock and 400,000 warrants to
    purchase shares of our common stock for sale
    by the securityholders identified in this          ------------------------
    prospectus as the selling stockholders.            This Investment Involves
                                                        A High Degree of Risk.
 .   The selling stockholders may sell the common          You Should Purchase
    stock and warrants at prices and on terms               Shares Only If
    determined by the market, in negotiated                 You Can Afford
    transactions or through underwriters. The              A Complete Loss.
    selling stockholders may also sell the
    securities under Rule 144 of the Securities
    Act of 1933. The selling stockholders are             See "Risk Factors"
    identified and information with respect to           Beginning on Page 4.
    them is provided under the caption "Selling        ------------------------
    Stockholders" in this prospectus.

 .   We will not receive any of the proceeds from
    the sale of the common stock being registered.

 .   Our common stock trades on the American Stock
    Exchange under the symbol "ORG."


   On May 12, 1999, the closing sale price of one share of our common stock as quoted on the American Stock Exchange was $11.6875.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

The information in this prospectus is not complete and may be changed.
A registration statement relating to these securities has been filed with the Securities and Exchange commission. No one may sell these securities nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.



                  THE DATE OF THIS PROSPECTUS IS MAY 14, 1999

                      WHERE YOU CAN FIND MORE INFORMATION

       We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at "http://www.sec.gov."
  In addition, our stock is listed for trading on the American Stock Exchange. You can read and copy reports and other information concerning us at the offices of the American Stock Exchange located at 86 Trinity Place, New York, New York 10006-1881.

       This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

         . inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room or
         . obtain a copy from the SEC upon payment of the fees prescribed by the SEC.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

       The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock are sold. The documents we are incorporating by reference are:

         .  Our Annual Report on Form 10-K for the fiscal year ended
            December 31, 1998, filed on March 31, 1999 (File No. 1-09898);
         . Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed on May 14, 1999;
         .  Our Proxy Statement, filed on April 21, 1999; and
         . The description of our capital stock contained in our registration statement on Form 8-A under the 1934 Act (File No. 1-09898), including amendments or reports filed for the purpose of updating that description.

       You may request a copy of these filings at no cost by writing or telephoning our Director of Investor and Public Relations at the following address and phone number:

            Organogenesis Inc.
            50 Dan Road
            Canton, Massachusetts   02021
            (781) 575-0775

       This prospectus is part of a Registration Statement that we filed with the SEC. You should rely only on the information incorporated by reference in or provided in this prospectus and the Registration Statement. We have not authorized any other person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                              PROSPECTUS SUMMARY

     This summary highlights information incorporated by reference or contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the "Risk Factors" section, and you must consult the more detailed financial statements, and notes to financial statements, incorporated by reference in this prospectus.


     This prospectus and the documents incorporated by reference contain forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "may," "will," "could," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. Examples of forward-looking statements can be found in the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and under "Business" in the Form 10-K, incorporated in this prospectus by reference. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the risk factors below. When considering forward-looking statements, you should keep in mind that the risk factors noted below and other factors noted throughout this prospectus or incorporated by reference could cause our actual results to differ significantly from those contained in any forward-looking statement.


                                  THE COMPANY

     Organogenesis Inc. designs, develops and manufactures medical therapeutics containing living cells and/or natural connective tissue. We were formed to advance and apply the emerging field of tissue engineering to major medical needs. We were organized as a Delaware corporation in 1985, with principal executive offices located at 150 Dan Road, Canton, Massachusetts 02021. Our telephone number is 781-575-0775.

     Tissue-engineered products typically include living cells and/or natural connective tissue material such as collagen. Living cells can produce or remove substances in response to their environment; connective tissue can provide physical function while being converted to living tissue through the ingrowth of a patient's cells and blood vessels. We have established expertise with both mammalian (e.g., human) cells and natural connective tissue and select our product development approach based upon medical applications in which our products have the potential to provide significant benefits over traditional approaches and the ability to achieve the necessary economies of scale for cost-
effectiveness.   Our product development program includes living tissue
replacements (such as Vitrix), cell-based organ assist devices (such as our Bioartificial Liver) and other tissue-engineered products (such as GraftPatch and our Vascular Graft). Our product pipeline includes both products which include living cells, and purely acellular, connective tissue-based products. We are also exploring additional opportunities relating to cell and gene therapy applications and to its cryopreservation technology.

  We have established expertise in procuring, culturing and optimizing human cells to provide cell function in tissue-engineered products. Our lead product, Apligraf(R)*, was launched in the United States -- the world's largest healthcare market -- in June 1998. Apligraf is the only mass-manufactured product containing living human cells to show efficacy in a controlled study and to gain FDA PMA approval.

  We have a U.S. Food and Drug Administration-inspected, Good Manufacturing Practices-compliant facility. We have experience manufacturing living, cellular products and make Apligraf for commercial sale.

     Our strategy is to commercialize products either by ourselves or through partners with an established marketing presence. For example, Novartis Pharma AG has global marketing rights to Apligraf and is responsible for sales and marketing costs. We have an active business development program related to products and technologies in our pipeline.

* Apligraf(R) is a registered mark of Novartis Pharma AG.

                                 Risk Factors

     Before you purchase our securities, you should be aware that there are risks, including those described below. You should consider carefully these risk factors together with all of the other information contained elsewhere in this prospectus or incorporated by reference before you decide to purchase our securities.


Our Company Has a History of Losses

     Organogenesis Inc. was founded in 1985. We have incurred operating losses in every year of our existence. We incurred net losses of $7,499,000 for the year ended December 31, 1996, $19,807,000 for the year ended December 31, 1997, and $14,031,000 for the year ended December 31, 1998, which losses are continuing. As of December 31, 1998, we have an accumulated deficit of $101,017,000. We have not achieved profitability and expect to continue to incur net losses. The extent of future losses and the time required to achieve profitability is highly uncertain. Moreover, although our business is not seasonal in nature, our revenues tend to vary significantly from fiscal quarter to fiscal quarter.

In Order to Achieve Commercial Success, Our Products Must Gain Market Acceptance

     We manufacture and market one principal product: Apligraf. We have only recently begun to market Apligraf through Novartis and to generate revenues from the commercialization of this product. Products under development will require additional research and development efforts, including clinical testing and regulatory approval, prior to commercial use. Our potential products are subject to the risks of failure inherent in the development of medical products based on new technologies. These risks include the possibilities that:

 .  Our approach will not be successful;
 . Our potential products will be found to be unsafe, ineffective or otherwise will fail to meet applicable regulatory standards or receive necessary regulatory clearances;
 . The potential products, if safe and effective, will be difficult to develop into commercially-viable products, will be difficult to manufacture on a large scale, will be uneconomical to market, or will fail to obtain acceptance by the medical community;
 .  Proprietary rights of third parties will preclude us from marketing such products; or
 .  Third parties will market superior or equivalent products.

     Our business results would be hurt if were unable to demonstrate to the medical community the efficacy, relative safety and cost effectiveness of treating patients with our products or if our products were not accepted as alternatives to other existing or new therapies.

Our Markets Are Competitive

     We are engaged in the rapidly evolving and competitive field of tissue engineering for the treatment of skin wounds and other medical needs. Our competitors include tissue engineering companies, xenotransplant companies, wound care divisions of major pharmaceutical companies and other pharmaceutical, biotechnology and medical products companies using traditional technologies to develop products for wound care. Some of these companies have much greater resources, research and development staffs and facilities, experience in conducting clinical trials and obtaining regulatory approvals and experience in the manufacturing, marketing and distribution of products than we do. Our competitive position is based upon our ability to (1) create and maintain scientifically-advanced technology and proprietary products and processes,
(2) attract and retain qualified personnel, (3) obtain patent or other protection for our products and processes, (4) obtain required government approvals on a timely basis, (5) manufacture products on a cost-effective basis and (6) successfully market products. If we are not successful in meeting these goals, our business could be hurt. Similarly, our competitors may succeed in developing technologies, products or procedures that are more effective than any that we are developing or that would render our technology and products obsolete, noncompetitive or uneconomical.

We Depend Upon Strategic Relationships to Market Our Products

     We have limited experience in sales, marketing and distribution. We will need to develop long-term strategic relationships with partners, such as Novartis, that have marketing and sales forces with technical expertise and distribution capability. To the extent that we enter into such relationships, our revenues will depend upon the efforts of third parties who may or may not be successful. We may not be able to establish or maintain long-term strategic relationships, and if we do, our collaborators may not be successful in gaining market acceptance for our products. To the extent that we choose not to or are unable to negotiate or maintain collaborations, we will need more capital and resources to undertake a commercialization program at our own expense. In addition, we may encounter significant delays in introducing our products into certain markets or find that the commercialization of products in such markets may be adversely affected by the absence of collaborative agreements. We are dependent on Novartis for the successful marketing and selling of Apligraf worldwide. If Novartis does not succeed in marketing and selling Apligraf or gaining international approvals for the product or if we are unable to meet the production demand of global commercialization, our operating results will suffer.

Our Ability to Commercialize Our Products Depends Upon Our Compliance with Government Regulations

     Our present and proposed activities are subject to extensive and rigorous regulation by governmental authorities in the US and other countries. To clinically test, produce and market medical devices for human use, we must satisfy mandatory procedural and safety and efficacy requirements established by the FDA and comparable state and foreign regulatory agencies. Typically, such rules require that products be approved by the government agency as safe and effective for their intended use prior to being marketed. The approval process is expensive, time consuming and subject to unanticipated delays. Our product candidates may not be approved. In addition, our product approvals could be withdrawn for failure to comply with regulatory standards or due to unforeseen problems after the product's marketing approval.

     Testing is necessary to determine safety and efficacy before a submission may be filed with the FDA to obtain authorization to market regulated products. In addition, the FDA imposes various requirements on manufacturers and sellers of products under its jurisdiction, such as labeling, Good Manufacturing Practices, record keeping and reporting requirements. The FDA also may require post-marketing testing and surveillance programs to monitor a product's effects. Furthermore, changes in existing regulations or the adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals or could negatively affect the marketing of our existing products.
If (1) the regulatory agencies find our testing protocols to be inadequate,
(2) the appropriate authorizations are not granted on a timely basis, or at all,
(3) the process to obtain authorization takes longer than expected or we have insufficient funds to pursue such approvals, (4) we lose previously-received authorizations or (5) we do not comply with regulatory requirements, we would not be able to commercialize our products as planned and our operating results would be hurt.

     Medical and biopharmaceutical research and development involves the controlled use of hazardous materials, such as radioactive compounds and chemical solvents. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. In addition, we handle and dispose of human tissue. Although we believe that our safety procedures for handling these materials are adequate, if accidental contamination or injury were to occur, we could be liable for damages.

We Rely Heavily Upon Our Patents and Proprietary Technology

     We rely upon our portfolio of patent rights, patent applications and exclusive licenses to patents and patent applications relating to living tissue products, organ assist treatments and other aspects of tissue engineering. We currently have twenty patents issued or allowed in the US, nine pan-European patents issued and six patents issued in Japan. As part of our continuing interest in protecting intellectual property rights, we have filed and are prosecuting fourteen other patent applications in the US. We also license some of our technologies under an exclusive patent license agreement with the Massachusetts Institute of Technology. The agreement with MIT covers certain US patents and corresponding patents in European and Far East countries. Pursuant to the MIT agreement, we have been granted an exclusive, worldwide license to make, use and sell the products covered by the patents and to practice the procedures covered by the patents.

       We expect to aggressively patent and protect our proprietary technologies. However, we cannot be sure that any additional patents will be issued to us as a result of our domestic or foreign patent applications or that any of our patents will withstand challenges by others. Patents issued to or licensed by us may be infringed or third parties may independently develop either the same or similar technology. Similarly, our patents may not provide us with meaningful protection from competitors, including those who may pursue patents which may prevent, limit or interfere with our products or will require licensing and the payment of significant fees or royalties by us to such third parties in order to enable us to conduct our business. We may sue or be sued by third parties regarding patents and other intellectual property rights. These suits are costly and would divert funds and management and technical resources from our operations.

     We also rely upon unpatented proprietary technology, know-how and trade secrets and seek to protect them through confidentiality agreements with employees, consultants and advisors. We request that any corporate sponsor with which we enter into a collaborative agreement do so as well. If these confidentiality agreements are breached, we may not have adequate remedies for the breach. In addition, others may independently develop or otherwise acquire substantially the same proprietary technology as our technology and trade secrets.

     We have relationships with a number of academic consultants who are not employed by us. Accordingly, we have limited control over their activities and can expect only limited amounts of their time to be dedicated to our activities. These persons may have consulting, employment or advisory arrangements with other entities that may conflict with or compete with their obligations to us. Our consultants typically sign agreements that provide for confidentiality of our proprietary information and results of studies. However, in connection with every relationship, we may not be able to maintain the confidentiality of our technology, the dissemination of which could hurt our competitive position and results of operations. To the extent that our scientific consultants develop inventions or processes independently that may be applicable to our proposed products, disputes may arise as to the ownership of the proprietary rights to such information, and we may not win those disputes.

We Must Be Able to Manufacture Our Products Successfully and Obtain Adequate Sources of Supply

     The process of manufacturing our products is complex, requiring strict adherence to manufacturing protocols. We have been producing our lead product, Apligraf, for commercial sale since the second half of 1997 in adherence with these manufacturing protocols. However, with increasing demand for Apligraf, we must further transition from small-scale to full-scale production of our products. If we do not make the full transition successfully, we will not be able to satisfy the demands for our products and our results of operations will be hurt.

     We are required to maintain a manufacturing facility in compliance with Good Manufacturing Practices. Manufacturing facilities and processes pass an inspection before the FDA issues any product licenses necessary to market medical therapeutics and are subject to continual review and periodic inspection. We may not be able to maintain the necessary regulatory approvals for our manufacturing operations or manufacture our products in a cost-effective manner. If we were unable to manufacture potential products independently or obtain or retain third party manufacturing on commercially-acceptable terms, the submission of products for final regulatory approval and initiation of marketing would be delayed. This, in turn, may cause us to be unable to commercialize product candidates as planned, on a timely basis or on a profitable basis.

     We manufacture Apligraf for commercial sale, as well as for use in clinical trials, at our Canton, Massachusetts facility. Among the fundamental raw materials needed to manufacture Apligraf are keratinocyte and fibroblast cells. Because these cells are derived from donated infant foreskin, they may contain human-borne pathogens. We perform extensive testing of the cells for pathogens, including the HIV or "AIDS" virus. Our inability to obtain cells of adequate purity, or cells that are pathogen-free, would limit our ability to manufacture sufficient quantities of our products.

     Another major material required to produce our products is collagen, a protein obtained from animal source tissue. We have developed a proprietary method of procuring our own collagen that we believe is superior in quality and strength to collagen available from commercial sources. We currently obtain animal source tissue from US suppliers only. We may not be able to obtain adequate supplies of animal source tissue to meet our future needs or on a cost-effective basis. The thermo-formed tray assembly that is used in the manufacturing process of Apligraf is available to us under a supply arrangement with only one manufacturing source. Because the FDA approval process requires manufacturers to specify their proposed materials of certain components in their applications, FDA approval of a new material would be required if a currently-approved material became unavailable from a supplier. If we are unable to obtain adequate supplies of thermo-formed tray assemblies to meet future Apligraf manufacturing needs or if we cannot obtain such assemblies on a cost-effective basis, our operations would be hurt.

     Interruptions in our supply of materials may occur in the future or we may have to obtain substitute vendors for these materials. Any significant supply interruption would adversely affect the production of Apligraf. In addition, an uncorrected impurity or a supplier's variation in a raw material, either unknown to us or incompatible with our manufacturing process, could hurt our ability to manufacture products.

The Retention of Key Personnel Is Important to Our Competitive Position

     Because of the specialized nature of our business, our success will depend upon our ability to attract and retain highly-qualified personnel and to develop and maintain relationships with leading research institutions. The competition for those relationships and for experienced personnel amongst the biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions is intense. If we are unable to continue to attract and retain such personnel or relationships, our competitive position could be hurt.

We May Be Subject to Product Liability Suits; Our Insurance May Not Be Sufficient to Cover Damages

     Our business exposes us to potential liability risks that are inherent in the testing, manufacturing, marketing and sale of medical products. The use of our products and product candidates, whether for clinical trials or commercial sale, may expose us to product liability claims or product recall and possible adverse publicity. Although we have product liability insurance coverage, the level or breadth of our coverage may not be adequate to fully cover potential liability claims. In addition, we may not be able to obtain additional product liability coverage in the future at an acceptable cost. A successful claim or series of claims brought against us in excess of our insurance coverage and the effect of product liability litigation upon the reputation and marketability of our technology and products, together with the diversion of the attention of key personnel, could negatively affect our business.

Our Business Is Subject to the Uncertainty of Third-Party Reimbursement and Health Care Reform Measures Which May Limit Market Acceptance

     In both domestic and foreign markets, our ability to commercialize our product candidates will depend, in part, upon the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products. If our products are not considered cost-effective, third-party payors may limit reimbursement. Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If government and third-party payors do not provide adequate coverage and reimbursement levels for uses of our products, the market acceptance of our products would be limited.

     There have been a number of federal and state proposals during the last few years to subject the pricing of pharmaceuticals to government control and to make other changes to the health care system of the US. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for health care goods and services may take in response to any health care reform proposals or legislation. We cannot predict the effect health care reforms may have on our business.

Our Stock Price Is Volatile

     The biotechnology sector seems particularly vulnerable to abrupt changes in investor sentiment. Stock prices of companies in the biotechnology industry, including ours, can swing dramatically, with little relationship to operating performance. Our stock price may be affected by a number of factors including, but not limited to, (1) clinical trial results and other product development events, (2) the outcome of litigation, (3) decisions relating to intellectual property rights, (4) the entrance of competitive products into our market,
(5) changes in reimbursement policies or other practices related to the pharmaceutical industry or (6) other industry and market changes or trends.

If We Are Unable to Raise Needed Funds, Your Investment Could Be Adversely Affected

     We will require additional financial resources before we expect to realize net profits from product sales. Based upon our projections, we believe that the funds from the March 1999 debt financing, together with existing working capital and future funds from Novartis, including product and royalty revenue, will be sufficient to finance operations into 2000. However, this statement is forward-looking and changes may occur that would significantly decrease available cash before such time. Factors that may change our cash requirements include:

 . Delays in obtaining regulatory approvals for our products in different countries and the subsequent timing of product launches;

 .  Delays in commercial acceptance and reimbursement when product launches occur;
 .  Changes in the progress of our research and development programs;
 . Changes in the resources that we devote to outside research collaborations or projects, self-funded projects, or the development of proprietary manufacturing methods and advanced technologies; and
 .  The acquisition of a second manufacturing plant.

     Any of these events could adversely impact our capital resources, requiring us to raise additional funds. Additional funds may not be available when required on acceptable terms. If adequate funds are not available when needed, we would need to delay, scale back or eliminate certain research and development programs or license to third parties certain products or technologies that we would otherwise undertake ourselves.

Our Anti-Takeover Measures May Affect the Value of Our Stock

     We, as a Delaware corporation, are subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, Section 203 restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. As a result of the application of Section 203 and certain provisions in our certificate of incorporation and bylaws, potential acquirors may be discouraged from attempting to acquire us, thereby possibly depriving our stockholders of acquisition opportunities to sell or otherwise dispose our stock at above-market prices typical of such acquisitions.

     We have also adopted a shareholder rights plan which gives holders of common stock the right to purchase shares of our Series B Junior Participating Preferred Stock if a potential acquiror purchases or plans to make a tender offer to purchase 15% or more of our outstanding common stock. The existence of this plan may make it more difficult for a third party to acquire control of us.

     We are authorized to issue up to 1,000,000 shares of preferred stock, $.01 par value per share and to determine the price, privileges and other terms of such shares. The issuance of any preferred stock with superior rights to the common stocks could reduce the value of the common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, thereby preserving control of Organogenesis by present owners and management and preventing our holders of common stock from realizing a premium on their shares.

The Value Of Your Securities May Decrease If Other Security Holders Exercise Their Options and Warrants or Convert Their Debt Into Common Stock or If Other Stockholders Sell Their Stock

     As of March 19, 1999, 30,454,300 shares of our common stock are outstanding (excluding 40,000 treasury shares). We have reserved an additional 7,346,709 shares of common stock for future issuance upon exercise or conversion of options, warrants and the Series C convertible preferred stock. We plan to issue additional options and warrants in the future. If any of these securities are exercised or converted, you may experience significant dilution in the market value and earnings per share of the common stock into which your securities are convertible.

     In March 1998, we completed a $20 million convertible preferred stock and warrant financing with two institutional investors. The Series C preferred stock pay no dividends, have no voting rights, and are convertible into common stock on a scheduled basis over two years based on market price at time of conversion (up to $28.80 per share). We may call for conversion of all or part of the shares of Series C preferred stock under certain conditions based on continued improvement in the price of our common stock. Conversions by the investors are subject to certain limits; no limits exist for conversions on redemption or upon a major transaction. Mandatory conversion is March 26, 2000, at which time we have the option to redeem any outstanding Series C preferred shares in cash or by issuing common stock. In addition, the investors received three-year warrants to purchase an aggregate of 200,000 shares of common stock at $31.20 per share. The warrants may be exercised at any time prior to April 2001. In July 1998, the investors exercised their right to receive additional warrants to purchase 150,000 shares of common stock at $17.45 per share with an expiration date of March 26, 2001. We also issued a warrant to purchase an aggregate of 50,000 shares of common stock at $28.80 per share to the placement agent that expires March 25, 2001. No further warrants may be issued under the Series C preferred stock placement. In April 1998, we filed a registration statement for 1,800,000 shares of common stock, the maximum number of shares that may be acquired relating to this transaction; except for mandatory conversion where the common share limit does not apply. All shares have been reserved for issuance. The SEC declared this registration statement effective in May 1998. In May, September and November 1998, an aggregate of $13,800,000 face amount of the Series C preferred stock was converted into common stock resulting in the issuance of approximately 1,136,000 shares of common stock.

     We closed a $20 million convertible debt and warrant financing at the end of March, 1999. The convertible debt accrues interest at 7% annually and is convertible into common stock at a fixed price of $14.50 per share at any time after March 30, 2000 and through March 29, 2004. Subject to meeting specified conditions, at our option, any time on or after March 30, 2002, we may prepay all of the outstanding principal by converting the outstanding principal to common stock at $14.50 per share and we may pay accrued interest on the debt by paying cash or by converting the outstanding interest into shares of common stock (at the average trading price for our common stock for the twenty trading days preceding the interest payment date). In addition, the purchasers of the convertible debt received five-year warrants to purchase up to 400,000 shares of common stock at $21.75 per share. The warrants may be exercised upon 75 days' prior written notice at any time prior to March 29, 2004.

     If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate.


We Have No Intention to Pay Dividends

     We have never paid any cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not expect to pay any dividends in the foreseeable future.

Our Business Is Exposed to the Risk of System Failure from the Year 2000
Problem

     The Year 2000 issue ("Y2K") refers to potential problems with computer systems or any equipment with computer chips or software that use dates where the year has been stored as just two digits (e. g., 98 for 1998). On January 1, 2000, any clock or date recording mechanism incorporating date sensitive software which uses two digits to represent the year may recognize a date using 00 as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruption of operations, including, among other things, a temporary inability to manufacture product or process transactions, send invoices or engage in similar business activities.

     In order to address this situation, we conducted an assessment to identify and determine the Y2K readiness of our systems. This assessment program focused on three main functional areas, including:

     . Information technology which addresses data, phone and administrative systems;

     . Embedded chip technology which addresses manufacturing systems, laboratory instruments and plant maintenance systems with programmable logic controllers with date functions; and

     . Material suppliers, vendors and other third parties that address areas that are critical to the manufacturing process, distribution of product or other business processes.

     The task of assessment from a Y2K readiness perspective is 100% complete. Some of our systems are Y2K compliant, whereas other systems have been identified as not being Y2K compliant and remedial action is underway. Remedial plans have been developed for the remaining software and systems to bring them into Y2K compliance in time to minimize any detrimental effects on operations. In addition to the assessment of systems, key vendors, suppliers and other third parties were identified and a survey form was sent to each of these business entities to determine if their systems are Y2K compliant. We are monitoring responses as they are received. Y2K issues with our vendors, suppliers or other third parties could delay the shipment and receipt of critical supplies, potentially impacting production and operations. We are proactively addressing the Y2K issue with vendors, suppliers and other third parties to minimize risk from these external factors.

     While our Y2K project is not yet complete, we currently estimate that costs associated with the Y2K issue will be no more than $250,000, which includes the use of internal resources. Working capital will be used to fund these costs.
To date, costs consist primarily of payroll costs for existing employees, including the information technology group, which are not separately tracked, as well as certain software upgrade and training costs. However, certain aspects of the Y2K assessment are still ongoing. If we or key third parties such as suppliers and customers are not Y2K ready, there could be an adverse effect on our business, results of operations and financial condition. We believe that with the implementation of the Y2K program the risk of significant interruptions of normal operations is reduced. We are developing a contingency plan to address a situation in which Y2K problems do cause an interruption in normal business activities. Once developed, contingency plans and related cost estimates will be continually refined as additional information becomes available.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the common stock or warrants by the selling stockholders.

                           DESCRIPTION OF SECURITIES

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Pursuant to our Certificate of Incorporation, as amended, we are authorized to issue up to 40,000,000 shares of our common stock, $.01 par value per share. The authorization for issuance of up to an additional 40,000,000 shares of common stock is subject to shareholder approval at our 1999 annual meeting of stockholders to be held on May 14, 1999. The Company is authorized to issue up to 1,000,000 shares of preferred stock, $1.00 par value per share.

     As of March 31, 1999, there were issued and outstanding 30,460,904 shares of our common stock (excluding 40,000 treasury shares). The table below sets forth for each of our stock option plans, as of March 31, 1999, (a) the number of shares of common stock reserved for issuance under each option plan and (b) of the shares of common stock reserved for issuance, (1) the number of shares issued pursuant to the exercise of granted options, (2) the number of shares still available for issuance and (3) the number of shares available for issuance or no longer available for issuance.

                                                                                                                No Longer
                                               Shares       Subject to       Issued                             Available
                                              Reserved     Outstanding     Pursuant to        Available for        for
                                                For           Option        Exercised             Future          Future
                                              Issuance        Grants         Options             Issuance        Issuance
                                              --------        ------         -------             --------        --------
1986 Stock Option Plan                        4,882,811       2,351,017      2,299,340                  -         232,454
1995 Stock Option Plan                        2,929,688       2,636,195        159,478            134,015               -
1991 Directors' Stock Option Plan               244,141          73,246         36,623                  -         134,272
1994 Directors' Stock Option Plan               488,281         277,546         46,388            164,347               -
1999 Non-Qualified Stock Option Plan          1,000,000         450,000              -            550,000               -
Officer Stock Option Agreement                  732,423               -              -            732,423               -

     In addition, 366,211 shares of our common stock are reserved for issuance under our 1991 Employee Stock Purchase Plan (45,876 of which have been issued and 320,335 of which are still available for future issuance).

     In addition, 1,800,000 shares have been reserved for issuance upon conversion of the Series C Preferred Stock and exercise of the Warrants issued in a private placement of our securities in March 1998 and 50,000 shares have been reserved for issuance upon the exercise of warrants issued to Reedland Capital Partners. Pursuant to our issuance of convertible notes and warrants in March 1999, an additional 2,046,333 shares of our common stock have been reserved for issuance upon (i) the conversion of convertible notes into common stock, (ii) the payment of accrued interest on the convertible notes in common stock and the exercise of warrants. Pursuant to an asset purchase transaction with Baxter Healthcare Corporation, an additional 50,000 shares of our common stock have been reserved for issuance and were issued as of April 30, 1999.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock have the right to a ratable portion of assets remaining after payment of liabilities and the liquidation preferences of any outstanding Preferred Stock. The holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities and are not subject to future calls or assessments by the Company. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors may, without further action of our stockholders, issue preferred stock in one or more series and fix the rights and preferences thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series.

     We have authorized 1,000,000 shares of preferred stock at December 31, 1998, of which 250,000 shares are designated as Series A convertible preferred stock, 50,000 shares are designated as Series B junior participating preferred stock and 200 shares are designated as Series C convertible preferred stock. The 250,000 shares of Series A convertible preferred stock that were previously issued were subsequently converted into 312,500 shares of common stock in
October 1995.   No shares of Series A or Series B  preferred stock were issued and outstanding as of December 31, 1996, 1997 and 1998.

     In March 1998, we completed a placement of 200 shares of Series C convertible preferred stock and warrant financing with two institutional investors. The Series C preferred stock pay no dividends, have no voting rights, and are convertible into common stock on a scheduled basis over two years based on market price at time of conversion. The conversion price per share is to be the lower of (a) $28.80 and (b) the average of the closing bid prices of our common stock for any three trading days selected by the investors during the 20 consecutive trading days immediately prior to the date of conversion, in each case, subject to adjustment for subsequent dilutive financings or if we declare a dividend or make a distribution in shares of common stock, subdivide or reclassify the outstanding shares of common stock into a greater number of shares, or combine or reclassify our outstanding common stock into a smaller number of shares. The investors, in the aggregate, may not convert preferred stock into common stock in excess of 1,136,364 shares. However, no limits exist for conversions upon redemption or upon a major transaction, such as a consolidation or merger, the sale or transfer of substantially all of our assets, or a purchase, tender or exchange offer for more than 50% of our outstanding shares of common stock that is accepted by the holders of common stock. In addition, the investors are not entitled to convert Series C preferred stock in excess of that number of Series C preferred stock shares that, upon giving effect to the conversion, would cause the aggregate number of shares of common stock beneficially owned by that investor and its affiliates to exceed 4.9% of our outstanding shares of common stock following the conversion. We may call for conversion of all or part of the shares of Series C preferred stock under certain conditions based on continued improvement in the price of our common stock. If any Series C preferred stock remains outstanding on the mandatory conversion date of March 26, 2000, we have the option of redeeming any such outstanding Series C preferred stock by: (1) paying cash equal to the product of the number of Series C preferred stock outstanding multiplied by the stated value of $100,000 per share; (2) issuing common stock equal to 1.15 of the stated value divided by the average of the closing bid prices for the
20 consecutive trading days prior to the mandatory conversion date; or (3) any combination of these methods. In addition, the investors received three-year warrants to purchase an aggregate of 200,000 shares of common stock at $31.20 per share. The warrants may be exercised at any time prior to April 2001. In July 1998, the investors exercised their right to receive additional warrants to purchase 150,000 shares of common stock at $17.45 per share with an expiration date of March 26, 2001. We also issued a warrant to purchase an aggregate of 50,000 shares of common stock at $28.80 per share to the placement agent that expires March 25, 2001. No further warrants may be issued under the Series C preferred stock placement.

     In April 1998, we filed a registration statement for 1,800,000 shares of common stock, the maximum number of shares that may be acquired relating to this transaction; except for mandatory conversion where the common share limit does not apply. All shares have been reserved for issuance. The SEC declared this registration statement effective in May 1998. In May, September and November 1998, an aggregate of $13,800,000 face amount of the Series C preferred stock was converted into common stock resulting in the issuance of approximately
1,136,000 shares of common stock.   At December 31, 1998, we had approximately
62 shares of Series C convertible preferred stock outstanding.

     In the event of any liquidation, dissolution or winding up of the company, the holders of the Series C preferred stock will be entitled to receive an amount per Series C preferred stock share equal to the stated value, before any amount shall be paid to the holders of any of our capital stock of any class junior in rank to the Series C preferred stock. As long as the initially issued shares of Series C preferred stock remain outstanding, then without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series C preferred stock, we may not authorize or issue additional or other capital stock that is of senior rank to the Series C preferred stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the company. Until all of the Series C preferred stock has been converted or redeemed, we may not redeem or declare or pay any cash dividend or distribution on our common stock or any other series of our preferred stock without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series C preferred stock.

     Additional shares of authorized preferred stock may be issued without stockholder approval, subject to the rights of any holders of outstanding Series C preferred stock. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the holders of common stock. Any preferred stock to be issued could rank prior to the common stock with respect to dividend rights and rights on liquidation. The Board of Directors, without approval of the holders of common stock, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of common stock or create impediments to persons seeking to gain control of the company.

     The rights of the holders of common stock as described above will be subject to, and may be adversely affected by, the rights of holders of the Series C preferred stock and any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. See "Description of Securities"--Shareholder Rights."

TREASURY STOCK

     In September 1998, the Board of Directors authorized a common stock repurchase program. Repurchases are allowed through open-market transactions for up to 500,000 shares that will provide us with treasury shares for general corporate purposes. At December 31, 1998, we had repurchased 40,000 shares of common stock for an aggregate purchase price of $391,000. The stock repurchase program may be discontinued at any time.

SHAREHOLDER RIGHTS

     In August 1995, the Board of Directors adopted a Stockholder Rights Plan and declared a dividend of one right for each outstanding share of common stock to stockholders of record on September 1, 1995. After adjusting for two one-for-four stock dividends distributed during 1997 and one one-for-four stock dividend distributed during 1998, there is approximately .51 of a right for each outstanding share of common stock. Each right only becomes exercisable and transferable apart from the common stock at the earlier of: (1) ten days after a person or group acquires beneficial ownership of 15% or more of outstanding common stock; or (2) ten business days following an announcement of a tender or exchange offer of 30% or more of outstanding stock.

     Initially, each right, upon becoming exercisable, would entitle the holder to purchase one-thousandth of a share of Series B Junior participating preferred stock at an exercise price of $85, subject to adjustment. If a person or group acquires beneficial ownership of 15% or more of the outstanding shares of common stock, then each holder of a right (other than rights held by the acquiring person or group) would have the right to receive that number of shares of common stock which equals the exercise price of the right divided by one-half of the current market price of the common stock.

     The rights may be redeemed for $0.01 per right at any time until the tenth day following the stock acquisition date. The rights will expire on September 1, 2005.

CONVERTIBLE DEBT

     On March 30, 1999, we closed a financing of $20,000,000 through the private placement of five year convertible debentures and 400,000 warrants to purchase common stock. The debentures are convertible at a fixed price of $14.50 per share any time on or after March 30, 2000. Interest on the debentures accrues at 7% annually, payable in cash, common stock (at the average trading price for the twenty trading days preceding the due date) or any combination thereof, at our option, semi-annually on September 30 and March 31 or on the date any of the principal outstanding under the notes has been converted into common stock. At our option, at any time on or after March 30, 2002, the debentures may be prepaid by conversion of the principal into common stock at the conversion price of $14.50, cash or any combination thereof and payment of any accrued interest as described above, provided that the average per share market value for the twenty consecutive trading days immediately preceding the date of prepayment equals or exceeds $38.67 per share. The debentures mature on March 29, 2004 and are payable in cash upon maturity.

WARRANTS

     In connection with our issuance of $20 million of 7% convertible debt in March 1999, each purchaser of the convertible debt received one warrant for each $50.00 in face value of the convertible debt purchased, for an aggregate issuance of 400,000 warrants. Each warrant grants the right to purchase one share of common stock at an exercise price of $21.75 at any time on or before March 29, 2004. The warrants are exercisable upon 75 days' prior written notice by the registered holder of the warrant, except upon certain conditions. The exercise price and the number of shares of common stock issuable upon exercise of each warrant are subject to adjustment from time to time upon any stock dividend or other distribution upon shares of capital stock, stock split, subdivision, combination or reclassification of the outstanding shares of common stock and consolidation, merger or transfer of all or substantially all of our assets.


                         TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.


                             SELLING STOCKHOLDERS

     The securities offered in this prospectus by the selling stockholders named in the tables below consist of:

     .   Up to 1,646,333 shares of our common stock which may be issued upon
         (a) and (b) below:

         (a) Upon the conversion of convertible debt in the aggregate amount of $20,000,000 that we issued to the selling stockholders in March 1999, convertible by the selling stockholders any time on or after March 30, 2000 until March 29, 2004 at the conversion price of $14.50 per share or prepayable by us, at our option, at any time on or after March 30, 2002, by conversion of the principal into common stock at the conversion price of $14.50 per share, cash or any combination of common stock or cash, and payment of any accrued interest as described immediately below, provided that the average per share market value for the twenty consecutive trading days immediately preceding the date of prepayment equals or exceeds $38.67 per share. If the convertible debt remains outstanding and unconverted on the maturity date of March 29, 2004, then the outstanding principal of the debt is payable by us only in cash.

         (b) Upon our election to distribute common stock to the selling stockholders for the payment of interest on the convertible debt. Interest on the debt accrues at 7% annually, payable by us in cash, common stock (at the average trading price for the twenty trading days preceding the due date) or any combination of cash or common stock, at our option, semi-annually on September 30 and March 31 or on the date any of the principal outstanding under the notes has been converted into common stock.

     . Up to 400,000 warrants to purchase an aggregate of up to 400,000 shares of common stock which were issued to the selling stockholders in March 1999. The warrants grant the right to purchase one share of common stock at the exercise price of $21.75 for each $50.00 in face value of the convertible debt held by a selling stockholder. The warrants are exerciseable at any time before March 30, 2004 upon 75 days' prior written notice.

     . Up to 400,000 shares of common stock which may be issued to the selling stockholders upon the exercise of the warrants to purchase our common stock issued to the selling stockholders in March 1999.

     . Up to 50,000 shares of common stock issued to Baxter Healthcare Corporation.

     The number of shares registered on the registration statement of which this prospectus is a part and the number of shares offered in this prospectus have been determined by agreement between us and the selling stockholders. The number of shares of common stock that will ultimately be issued to the selling stockholders cannot be determined at this time because it depends upon whether
(1) the holders of convertible debt elect to convert the debt into shares of common stock; (2) we elect to prepay the debt through conversion into shares of common stock; (3) we elect to pay accrued interest on the debt in the form of common stock; and (4) the holders of warrants exercise their warrants.

     The following table lists the selling stockholders and provides information regarding the beneficial ownership of our common stock by each selling stockholder as of May 1, 1999 (unless otherwise noted). The information provided in the table has been obtained from the selling stockholders. The selling stockholders may sell all, some or none of their securities in this offering. See "Plan of Distribution" on page 16 of this prospectus.

                                     Number of Shares                                                     Shares Beneficially
            Names                Beneficially Owned Prior               Maximum Number                 Owned After Offering(10)
          of Selling                        to                         of Shares Being           ----------------------------------
         Stockholders                  Offering(1)                        Offered(2)                  Number             Percent
         ------------                  -----------                        ----------                  ------             ----------
Alan Ades(3)                            1,005,025                           409,267                1,005,025                 3.3%

Albert Erani(4)                         1,362,508                           255,792                1,362,508                 4.5%

Dennis Erani(5)                           190,000                           255,792                  190,000                  *

David Gardner                             428,000                           204,633                   428,000                1.4%

Bernard Marden(6)                         670,190                           153,475                   670,190                2.2%

Deerwood Corporation                            0                           102,316                         0                  *

North American Management               2,882,224                           127,896                 2,882,224                9.5%
 Corp.(7)

New England Aquarium                      103,000                            25,579                   103,000                  *

Brown Simpson Strategic                    36,000                           184,170                         0                  *
 Growth Fund, L.P.(8)

Brown Simpson Strategic                    64,000                           327,413                         0                  *
 Growth Fund, Ltd.(9)

Baxter Healthcare                          50,000                            50,000                         0                  *
 Corporation
________________

*    Less than one percent of the outstanding shares of common stock.

(1) Beneficial ownership of common stock is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are considered to be outstanding for purposes of computing the percentage ownership of the persons holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder. Unless otherwise noted, beneficial ownership is as of May 1, 1999.

(2) Assumes (a) the conversion of warrants held by each selling stockholder (except Baxter Healthcare Corporation) into an aggregate of 400,000 shares of common stock and (b) the conversion of the 7% convertible notes to common stock and the payment of interest on the notes in common stock, on a pro rata basis amongst the selling stockholders (except Baxter Healthcare Corporation), up to the 2,046,333 shares of common stock being offered in this prospectus for such purposes.

(3) Does not include 72,187 shares of common stock owned by Mr. Ades' wife and children. From January 22, 1997 until November 10, 1998, Mr. Ades was required to report his holdings of our common stock on Schedule 13D under the Securities Exchange Act of 1934 by virtue of his participation in a group which beneficially owned greater than 5% of our outstanding shares of common stock.

(4) Based upon a Form 4 filed with the SEC as of January 11, 1999. From January 22, 1997 until November 10, 1998, Mr. Erani was required to report his holdings of our common stock on Schedule 13D under the Securities Exchange Act of 1934 by virtue of his participation in a group which beneficially owned greater than 5% of our outstanding shares of common stock. Mr. Erani currently serves as a member of our Board of Directors.

(5) From January 22, 1997 until November 10, 1998, Mr. Erani was required to report his holdings of our common stock on Schedule 13D under the Securities Exchange Act of 1934 by virtue of his participation in a group which beneficially owned greater than 5% of our outstanding shares of common stock.

(6) Includes 668,097 shares of common stock owned directly and 2,093 shares of common stock held by Mr. Marden's wife.

(7) North American Management Corp. is a principal stockholder by virtue of its ownership of greater than 5% of our outstanding shares of common stock. The information reported is based solely upon information provided by North American Management Corp. Under common forms of discretionary account agreements between investment advisor and client, an investment advisor is vested with authority to dispose of shares. North American is an investment advisor and is thus considered under SEC rules to be a beneficial owner. An investment advisor need not have any pecuniary interest to be considered a beneficial owner.


(8) Includes 36,000 shares of common stock issuable upon the exercise of warrants issued in March 1999.

(9) Includes 64,000 shares of common stock issuable upon the exercise of warrants issued in March 1999.

(10) Based upon 30,460,904 shares of our common stock issued and outstanding (excluding 40,000 shares held in treasury) as of March 31, 1999. Assumes the conversion of the 7% convertible notes, the payment of interest on the notes in common stock and the exercise of the warrants to the extent of the 2,046,333 shares of common stock being offered in this prospectus.

     The following table lists the selling stockholders and provides information regarding the beneficial ownership of the warrants that are being offered in this prospectus by each selling stockholder as of May 1, 1999. The information provided in the table has been obtained from the selling stockholders. The selling stockholders may sell all, some or none of their warrants in this offering. See "Plan of Distribution" on page 16 of this prospectus.

                                      Number of Warrants                                                Warrants Beneficially
           Names                      Beneficially Owned                Maximum Number                  Owned After Offering
         of Selling                        Prior to                    of Warrants Being             --------------------------
        Stockholders                       Offering                         Offered                  Number             Percent
        ------------                       --------                         -------                  ------             -------
Alan Ades                                   80,000                           80,000                     0                  *

Albert Erani                                50,000                           50,000                     0                  *

Dennis Erani                                50,000                           50,000                     0                  *

David Gardner                               40,000                           40,000                     0                  *

Bernard Marden                              30,000                           30,000                     0                  *

Deerwood Corporation                        20,000                           20,000                     0                  *

North American Management Corp.             25,000                           25,000                     0                  *

New England Aquarium                         5,000                            5,000                     0                  *

Brown Simpson Strategic                     36,000                           36,000                     0                  *
 Growth Fund, L.P.

Brown Simpson Strategic                     64,000                           64,000                     0                  *
 Growth Fund, Ltd.
________________

*    Less than one percent of the outstanding warrants.


                             PLAN OF DISTRIBUTION

     Each of Alan Ades, Albert Erani, Dennis Erani, David Gardner, Bernard Marden, the Deerwood Corporation, North American Management Corp., the
New England Aquarium, Brown Simpson Strategic Growth Fund, L.P. and Brown Simpson Strategic Growth Fund, Ltd. is offering shares of our common stock, $.01 par value per share, which may be issuable to each upon (1) the conversion of the 7% convertible debentures issued in accordance with a Securities Purchase Agreement dated as of March 30, 1999, (2) our election to pay accrued interest on the 7% convertible debentures in common stock or (3) the exercise of the common stock purchase warrants issued to each on March 30, 1999 This prospectus covers the resale of up to an aggregate of 2,046,333 of shares of such common stock issuable upon the conversion of the debt, the payment of the interest in common stock or the exercise of the warrants.

     Each of Alan Ades, Albert Erani, Dennis Erani, David Gardner, Bernard Marden, the Deerwood Corporation, North American Management Corp., the
New England Aquarium, Brown Simpson Strategic Growth Fund, L.P. and Brown Simpson Strategic Growth Fund, Ltd. is offering common stock purchase warrants issued to each on March 30, 1999. This prospectus covers the resale of up to an aggregate of 400,000 of such common stock purchase warrants.

     Baxter Healthcare Corporation is offering 50,000 shares of our common stock issued by us in connection with an Asset Purchase Agreement dated as of April 30, 1999.

     In addition to covering the resale of the above mentioned shares of common stock and warrants, this prospectus covers an indeterminate number of additional shares of common stock as may from time to time become issuable as a result of any stock split, stock dividend, recapitalization, combination, merger, consolidation, distribution or other similar transactions with respect to the 2,096,333 shares of common stock discussed above.

     The common stock and the warrants were originally issued to the selling stockholders pursuant to exemptions from the registration requirements under Sections 4(2) or 3(a)(9) of the Securities Act or otherwise. In accordance with registration rights granted to each selling stockholder, we have filed a Registration Statement on Form S-3 with the SEC in order to register the securities under the Securities Act of 1933. The Registration Statement covers the resale of the 2,096,333 shares of common stock from time to time on the American Stock Exchange or in privately-negotiated transactions and the resale of the 400,000 warrants from time to time. This prospectus forms a part of the Registration Statement. We have also agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the later of one year after the date that the Registration Statement is declared effective and the date when the securities covered by the Registration Statement have been sold or may be sold under SEC Rule 144(k) without volume restrictions. We have agreed to pay all reasonable fees and expenses for the registration of the common stock and the warrants. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, that could arise in connection with the selling stockholders' sales of their securities.

     The 2,096,333 shares of our common stock and 400,000 common stock purchase warrants offered in this prospectus may be offered and sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on a stock exchange, market or trading facility on which the securities are traded or in private negotiated transactions. These sales may be at prices and on terms prevailing in the market, at prices related to the market price of our common stock or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling the securities:

 .    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
 .    block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
 .    purchases by a broker-dealer as principal and resale by the broker-dealer for its account,
 .    an exchange distribution in accordance with the rules of the relevant exchange;
 .    privately negotiated transactions;
 .    short sales;
 .    broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
 .    a combination of any such methods of sale; and
 .    any other method permitted by law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

     From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities, and may sell and deliver the securities in connection with those transactions. The selling stockholders may pledge their shares to their brokers under the margin provisions of their customer agreements. If a selling stockholder defaults on a margin loan, the broker may offer and sell the pledged securities from time to time.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be considered to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. If so, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

     In order to comply with the securities laws of some states, the securities must be offered or sold only through registered or licensed brokers or dealers. In addition, in some states, the securities may not be offered or sold unless they have been registered or qualified for sale in that particular state or unless an exemption from the registration or qualification requirement is available and is complied with.

     Under the Securities Exchange Act of 1934, any person engaged in the distribution of the securities may not at the same time engage in market-making activities with respect to the common stock or warrants for five business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Exchange Act, which may limit the timing of purchases and sales of securities by the selling stockholder or any other person. These factors may affect the marketability of the securities and the ability of brokers or dealers to engage in market-making activities.

     All proceeds from sales of the 2,096,333 shares of common stock and the 400,000 warrants offered in the prospectus will be the property of the selling stockholders, each of whom will bear the expense of underwriting discounts and selling commissions, if any, and their own legal fees.

                     LEGALITY OF COMMON STOCK AND WARRANTS

     The validity of the securities offered in this prospectus is being passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    INTERESTS OF NAMED EXPERTS AND COUNSEL

     Kenneth J. Novack, who is Of Counsel to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., has served on the Board of Directors of the Company since March 1998. Mr. Novack owns 5,976 shares of our common stock and an additional
3,750 shares of common stock subject to outstanding options exercisable within 60 days following March 19, 1999.

                                INDEMNIFICATION

     Section 145 of the General Corporation Law of the State of Delaware provides that we have the power to indemnify our directors, officers, employees or agents and certain other persons serving at our request in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or on behalf of us, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Section 102(b)(7) of the Delaware General Corporation Law permits us to provide in our certificate of incorporation that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Our Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted by law and that we may advance litigation expenses to an officer or director prior to the final disposition of an action.

     Our Restated Certificate of Incorporation also provides, as permitted by Delaware law, that directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     We have a Directors and Officers liability insurance policy that insures our officers and directors against certain liabilities.

Commission Policy

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

================================================================================

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock and warrants only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of May 14, 1999. You should not assume that this prospectus is accurate as of any other date.






                        ------------------------------










TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Available Information......................................................   2
Incorporation of Certain Information by Reference..........................   2
The Company................................................................   3
Risk Factors...............................................................   4
Use of Proceeds............................................................  10
Description of Securities..................................................  10
Transfer Agent and Registrar...............................................  13
Selling Stockholders.......................................................  13
Plan of Distribution.......................................................  16
Legality of Common Stock and Warrants......................................  18
Experts....................................................................  18
Interests of Named Experts and Counsel.....................................  18
Indemnification............................................................  18













================================================================================



================================================================================










                       2,096,333 Shares of Common Stock,
                           $.01 par value per share
                                      and
                    400,000 Common Stock Purchase Warrants


                              ORGANOGENESIS INC.


















                        ------------------------------

                                  PROSPECTUS

                        ------------------------------








                                 May 14, 1999









================================================================================

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The table sets forth our estimates (other than the SEC and AMEX Filing Fees) of our expenses in connection with the issuance and distribution of the common stock and warrants being registered. None of the following expenses are being paid by the selling stockholders.

Item                                                                  Amount
----                                                                  ------
 SEC registration fee                                            $    6,629.13
 AMEX listing fee..................................                  17,500.00
 Legal fees and expenses...........................                 220,000.00
 Accounting fees and expenses......................                  10,000.00
 Miscellaneous fees and expenses...................                 305,870.87
                                                                 -------------
 Total.............................................              $  560,000.00
                                                                 -------------

     The selling stockholders will bear the expense of their own legal counsel for the registration of the securities being registered and miscellaneous fees and expenses, if any.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     See "Indemnification" contained in Part I hereof, which is incorporated herein by reference.

     We shall indemnify and hold harmless persons who serve at our express written request as directors or officers of another organization in which we own shares or of which we are a creditor.

     In addition, the Registration Rights Agreements, filed as Exhibit 99c and 99d hereto, contain provisions for indemnification by the parties to those agreements and their officers, directors, and controlling persons against certain liabilities under the Securities Act of 1933.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER    DESCRIPTION
______    -----------
 4.1      The Restated Certificate of Incorporation of the Registrant
          (previously filed as Exhibit 3a to the Registrant's Registration
          Statement on Form S-1, File No. 33-48340, and incorporated herein by reference).

 4.2 Form of Common Stock Certificate (previously filed as Exhibit No. 4c to the Registrant's Registration Statement on Form S-1, File No. 33-
          48340, and incorporated herein by reference).

 4.3 Form of Non-Redeemable Warrant dated as of March 30, 1999 (previously filed as Exhibit No. 4(f) to the Registrant's Quarterly Report on Form
          10-Q for the quarter ended March 31, 1999, and incorporated herein by reference).

 5 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered.

23.1      Consent of PricewaterhouseCoopers LLP (to be filed by amendment).

23.2      Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
          (included in Exhibit 5).

24        Power of Attorney (filed in Part II of this Registration Statement).

99a.      Securities Purchase Agreement between the Registrant and the
          Purchasers dated as of March 30, 1999 (previously filed as Exhibit No.
          4(h) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and incorporated herein by reference).

EXHIBIT
NUMBER    DESCRIPTION
______    -----------
99b.      Form of 7% Convertible Subordinated Note dated as of March 30, 1999
          (previously filed as Exhibit No. 4(g) to the Registrant's Quarterly
          Report on Form 10-Q for the quarter ended March 31, 1999, and incorporated herein by reference).

99c.      Form of Registration Rights Agreement between the Company and the
          Purchasers dated as of March 30, 1999 (previously filed as Exhibit No.
          4(i) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and incorporated herein by reference).

99d.      Form of Registration Rights Agreement between the Company and Baxter
          Healthcare Corporation dated as of April 30, 1999.

ITEM 17.  UNDERTAKINGS.

A.        Rule 415 Offering

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.        Filings Incorporating Subsequent Exchange Act Documents by Reference

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.        Incorporated Annual and Quarterly Reports.

          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D. Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Canton, Commonwealth of Massachusetts, on May 14, 1999.

                                       ORGANOGENESIS INC.

                                   By: /s/ Herbert M. Stein
                                       -----------------------------------------
                                       Herbert M. Stein, Chief Executive Officer

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Herbert M. Stein and Donna L. Abelli, or any of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                  TITLE                     DATE

/s/ Herbert M. Stein         Chief Executive Officer             May 14, 1999
---------------------------  and Chairman of the Board
Herbert M. Stein             (principal executive officer)


/s/ David T. Rovee           President, Chief Operating          May 14, 199
---------------------------  Officer and Director
David T. Rovee


/s/ Donna Abelli Lopolito    Vice President,                     May 14, 1999
---------------------------  Chief Financial Officer,
Donna Abelli Lopolito        Treasurer  and Secretary
                             (principal financial officer
                             and principal  accounting officer)


/s/ Richard S. Cresse        Director                            May 14, 1999
---------------------------
Richard S. Cresse


/s/ Albert Erani             Director                            May  14, 1999
---------------------------
Albert Erani

/s/ Bjorn R. Olsen           Director                            May  14, 1999
---------------------------
Bjorn R. Olsen

/s/ Marguerite A. Piret      Director                            May  14, 1999
---------------------------
Marguerite A. Piret

/s/ Anton E. Schrafl         Director                            May  14, 1999
---------------------------
Anton E. Schrafl

                              ORGANOGENESIS INC.

                         INDEX TO EXHIBITS FILED WITH
                        FORM S-3 REGISTRATION STATEMENT

EXHIBIT
NUMBER    DESCRIPTION
______    -----------

4.1 The Certificate of Incorporation of the Registrant (previously filed as Exhibit 3a to the Registrant's Registration Statement on Form S-1, File No. 33-48340, and incorporated herein by reference).

4.2 Form of Common Stock Certificate (previously filed as Exhibit No. 4c to the Registrant's Registration Statement on Form S-1, File No. 33-48340, and incorporated herein by reference).

4.3 Form of Non-Redeemable Warrant dated as of March 30, 1999 (previously filed as Exhibit No. 4(f) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and incorporated herein by reference).

5 Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered.

23.1      Consent of PricewaterhouseCoopers LLP (to be filed by amendment).

23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5)

24        Power of Attorney (filed in Part II of this Registration Statement).

99a. Securities Purchase Agreement between the Registrant and the Purchasers dated as of March 30, 1999 (previously filed as Exhibit No. 4(h) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and incorporated herein by reference).

99b. Form of 7% Convertible Subordinated Note dated as of March 30, 1999 (previously filed as Exhibit No. 4(g) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and incorporated herein by reference).

99c. Form of Registration Rights Agreement between the Company and the Purchasers dated as of March 30, 1999 (previously filed as Exhibit No. 4(i) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and incorporated herein by reference).

99d. Form of Registration Rights Agreement between the Company and Baxter Healthcare Corporation dated as of April 30, 1999.